EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Liz Morali	Marc Musgrove
	Investor Relations	Public Relations
	lmorali@micron.com	mmusgrove@micron.com
	(208) 363-2231	(208) 363-2405

MICRON ANNOUNCES EARLY TENDER RESULTS

BOISE, Idaho, April 10, 2017 - Micron Technology, Inc. (Nasdaq:MU), (the "Company" or "Micron") today announced the early tender results for its previously announced tender offers (the "Tender Offers") to purchase the Company's senior notes listed in the table below (collectively, the "Notes") for cash in the maximum aggregate principal amount (the "Aggregate Maximum Tender Amount") that would not result in an aggregate amount that all holders of the Notes are entitled to receive, excluding accrued interest, for their Notes that are accepted for purchase by the Company that exceeds $1,000,000,000.

As of the previously announced early tender date and time of 5:00 P.M., New York City time, on April 7, 2017 (the "Early Tender Date"), according to information provided by D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offers, the aggregate principal amount of each series of Notes set forth in the table below under “Principal Amount Tendered at Early Tender Date” has been validly tendered and not validly withdrawn in the Tender Offers and the aggregate principal amount of each series of Notes set forth in the table below under “Principal Amount Accepted for Purchase at Early Tender Date” has been accepted for purchase:

				Dollars per $1,000 principal amount of Notes
Title of Notes	CUSIP/ISIN numbers	Aggregate principal amount outstanding	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration (1)	Principal Amount Tendered at Early Tender Date	Principal Amount Accepted for Purchase at Early Tender Date
5.625% Senior Notes due 2026	144A: 595112BG7 / US595112BG70 Reg. S: U5933LAE1 / USU5933LAE12	$450,000,000	1	$1,023.75	$30.00	$1,053.75	$320,517,000	$320,517,000

5.500% Senior Notes due 2025	Unrestricted: 595112BC6 / US595112BC66	$1,150,000,000	2	$1,020.00	$30.00	$1,050.00	$856,529,000	$630,718,000

5.250% Senior Notes due 2024	144A: 595112BF9 / US595112BF97 Reg. S: U5933LAD3 / USU5933LAD39	$550,000,000	3	$1,017.50	$30.00	$1,047.50	$424,496,000	$0

5.250% Senior Notes due 2023	144A: 595112BD4 / US595112BD40 Reg. S: U5933LAC5 / USU5933LAC55	$1,000,000,000	4	$1,015.00	$30.00	$1,045.00	$758,251,000	$0

5.875% Senior Notes due 2022	Unrestricted: 595112BA0 / US595112BA01	$600,000,000	5	$1,014.06	$30.00	$1,044.06	$108,915,000	$0
(1) Includes the Early Tender Premiums

Withdrawal rights for tendered notes expired at 5:00 p.m., New York City time, on April 7, 2017 (the “Withdrawal Deadline”).

Because the aggregate principal amount of the Notes tendered and not validly withdrawn would exceed the Aggregate Maximum Tender Amount, the Company will not accept for purchase any of the 2024 Notes, the 2023 Notes or the 2022 Notes

that have been tendered. Rather, the Company will only accept the 2026 Notes and 2025 Notes (using a proration rate of approximately 74%), in each case, that have been validly tendered and not validly withdrawn. In the case of the 2025 Notes, the Company will accept for purchase the aggregate principal amount such Notes validly tendered by a holder multiplied by the proration rate and then rounded up or down to the nearest $1,000 increment, at the Company’s sole discretion. The Company expects to make payment for Accepted Notes on April 11, 2017.

Only Holders who validly tendered, and did not validly withdraw prior to the Withdrawal Deadline, their Notes pursuant to the applicable Tender Offer at or prior to the Early Tender Date, and whose Notes are accepted for purchase, will receive the Early Tender Premium amount set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers (the "Early Tender Premium") in addition to the Tender Offer Consideration, in the amount set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers. Since Notes representing the Aggregate Maximum Tender Amount have been validly tendered as of the Early Tender Date, unless the Company increases the Aggregate Maximum Tender Amount prior to the Expiration Date, no Notes tendered after the Early Tender Date will be accepted pursuant to the Tender Offers, and any Notes tendered prior to the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date. The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount at any time without reinstating withdrawal rights for any Tender Offer, subject to applicable law, which could result in the Company's purchasing a greater amount of Notes in the Tender Offers.  The Company cannot assure Holders that it will increase the Aggregate Maximum Tender Amount and if the Company increases the Aggregate Maximum Tender Amount, it does not expect to modify any rights to withdraw Notes previously tendered, except as required by law.

The Tender Offers will each expire at 11:59 p.m., New York City time, on April 24, 2017, unless extended (such date and time, as it may be extended, the "Expiration Date") or earlier terminated by the Company in accordance with the terms of the Offer to Purchase (as defined below) and subject to applicable law.  No tenders submitted after the Expiration Date will be valid.

The terms and conditions of the Tender Offers are described in the Company's Offer to Purchase, dated March 27, 2017 (as amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal.  The Company has retained Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC to act as the dealer managers for the Tender Offers and D.F. King & Co., Inc. as the Tender Agent and Information Agent for the Tender Offers.  Questions regarding the Tender Offers may be directed to Credit Suisse Securities (USA) LLC toll-free at (800) 820-1653 and J.P. Morgan Securities LLC toll-free at (866) 834-4666, collectively, the Dealer Managers, or D.F. King & Co., Inc., the Information Agent for the Tender Offers, at (212) 269-5550 (collect), (877) 297-1746 (toll-free) or email mu@dfking.com.  Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone number above.

None of the Company, its board of directors, the dealer managers, the tender agent and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers. Holders must make their own decisions as to whether to participate in the Tender Offers, and, if so, the principal amount of Notes to tender.

The Tender Offers are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer. The Tender Offers are not being made to, nor will Notes be accepted for purchase from or on behalf of, holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial®, Lexar® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties, including statements related to the expected settlement date of the Tender Offers. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with the terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing as well as other risks and uncertainties identified in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.